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                                                                      EXHIBIT 12

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                 For the Quarters               For the Years Ended
                                                  Ended March 31,                  December 31,
                                                 -------------------------------------------------------------
                                                   2004    2003      2003     2002     2001     2000     1999
                                                 -------------------------------------------------------------
                                                                    (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $ 451   $ 510     $1,316   $  659   $1,139   $1,279   $1,245
Loss(Income) from Equity Investees, Net of
   Distributions                                      5      (6)        60       (2)     (59)     (16)      10
Fixed Charges                                       259     234        970      946      876      726      623
Capitalized Interest (B)                            (32)    (32)      (120)    (107)     (76)     (33)      (8)

Preferred Securities Dividends Requirements of
   Subsidiaries                                      (2)     (2)        (6)      (6)      (8)     (14)     (14)
                                                 -------------------------------------------------------------
Total Earnings                                    $ 681   $ 704     $2,220   $1,490   $1,872   $1,942   $1,856
                                                 =============================================================

Fixed Charges as Defined in Regulation S-K (C)

Interest Expense                                  $ 255   $ 230     $  956   $  926   $  852   $  698   $  599
Interest Factor in Rentals                            2       2          8       14       16       14       10
Preferred Securities Dividends Requirements of
   Subsidiaries                                       2       2          6        6        8       14       14
                                                 -------------------------------------------------------------
Total Fixed Charges                               $ 259   $ 234     $  970   $  946   $  876   $  726   $  623
                                                 =============================================================

Ratio of Earnings to Fixed Charges                 2.63    3.01       2.29     1.58     2.14     2.67     2.98
                                                 =============================================================
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(A)  The term "earnings" shall be defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(B)  Capitalized Interest excludes AFUDC for PSE&G.

(C) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals and (d) preferred securities dividends requirements of majority-owned subsidiaries stated on a pre-tax level.